EXHIBIT 21.1

SUBSIDIARIES OF GRANDPARENTS.COM, INC.

Name	Jurisdiction
American Grandparents Association LLC	Florida
Grandparents Insurance Solutions LLC	Florida
Grand Card LLC	Florida
Grand Inspirations LLC	Florida
GrandCorps LLC	Florida
Grandcorp Inc	Delaware
Grandparents Health Plans LLC	Florida